Exhibit A



PROGRESSIVE TELECOMMUNICATIONS CORPORATION
2000 EQUITY INCENTIVE PLAN


1.	NAME AND PURPOSE.

	The name of this plan is the Progressive Telecommunications 2000 Equity Incentive Plan (the "Plan"). The purpose of this Plan is to enable Progressive Telecommunications Corporation (the "Company") and its Subsidiaries and Affiliates to attract and retain employees, consultants and directors who contribute to the Company's success by their ability, ingenuity and industry, and to enable such employees and directors to participate in the long-term success and growth of the Company through an equity interest in the Company.

2.	DEFINITIONS.

	For purposes of this Plan, the following terms shall be defined as set forth below:

	"Affiliate" means any corporation (other than a subsidiary), partnership, joint venture or any other entity in which the Company owns, directly or indirectly, at least a ten percent (10%) beneficial ownership interest.

	"Board" means the Board of Directors of the Company.

	"Cause" means a felony conviction of a participant or the failure of a participant to contest prosecution for a felony, or a participant's willful or grossly negligent action which is demonstrably inimical to the interests, business or reputation of the Company or any Subsidiary or Affiliate.

	"Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

	"Committee" means the Stock Option Committee of the Board, whose members shall be appointed from time to time by the Board. If at any time no Committee shall be in existence, the functions of the Committee specified in this Plan shall be exercised by the Board.

	"Commission" means the Securities and Exchange Commission.

	"Company" means Progressive Telecommunications Corporation, a corporation organized under the laws of the State of Nevada (or any successor corporation).

	"Deferred Stock" means an award made pursuant to Section 10 of the right to receive Stock at the end of a specified deferral period.

	"Director Stock Option" means any option to purchase shares of Stock granted pursuant to Section 7.

	"Disability" means total and permanent disability as determined under the Company's long term disability program.

	"Disinterested Person" shall have the meaning set forth in Rule 16b-3(d)(3) as promulgated by the Commission under the Exchange Act, or any successor definition adopted by the Commission.

	"Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor thereto.

	"Fair Market Value" means, as of any given date, the closing price of the Stock on such date on the National Association of Securities Dealers Automated Quotation System (NASDAQ) National Market System, or if not then traded or listed on that system, on the securities trading system or stock exchange on which the Stock is then primarily traded or listed; or if the stock is not traded or listed on an exchange the average of the reported high and low price on such date.

	"Incentive Stock Option" means any Stock Option intended to be and designated as an "incentive stock option" within the meaning of Code Section 422.

	"Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

	"Normal Retirement," solely for the purpose of this Plan means retirement from active employment with the Company, any Subsidiary, and any Affiliate on or after age 65.

	"Plan" means this Progressive Telecommunications 2000 Equity Incentive
Plan.

	"Restricted Stock" means an award of shares of Stock that are subject to restrictions under Section 9.

	"Retirement" means Normal Retirement.

	"Stock" means the common stock of the Company.

	"Stock Appreciation Right" means a right granted under Section 8 to surrender to the Company all or a portion of a Stock Option in exchange for an amount equal to the difference between (i) the Fair Market Value, as of the date such Stock Option or such portion thereof is surrendered, of the shares of Stock covered by such Stock Option or such portion thereof, and (ii) the aggregate exercise price of such Stock Option or such portion thereof.

	"Stock Option" means any option to purchase shares of Stock granted pursuant to Section 6.

	"Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

3.	ADMINISTRATION.

	This Plan shall be administered by the Committee which shall at all times consist of not less than three Disinterested Persons (or, if there are less than three Disinterested Persons then serving on the Board of Directors, then all of such Disinterested Persons), each of whom shall be members of the Board of the Directors. The Committee shall have the power and authority to grant to eligible employees, pursuant to the terms of this Plan: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, or (iv) Deferred Stock. In particular, the Committee shall have the authority to:

	3.1	Select the officers, other employees and consultants of the
Company, its Subsidiaries, and its Affiliates to whom Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock awards, or a combination of the foregoing from time to time will be granted hereunder;

	3.2	Determine whether and to what extent Incentive Stock Options,
Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock, or a combination of the foregoing are to be granted hereunder;

	3.3	Except as set forth in Section 7 hereof, determine the number of shares of Stock to be covered by each such award granted hereunder;

	3.4	Determine the terms and conditions,  not inconsistent with the terms of this Plan, of any award granted hereunder, including, but not limited to, any restriction on any Stock Option or other award and/or the shares of Stock relating thereto based on performance and/or such other factors as the Committee may determine, in its sole discretion, and any vesting acceleration features based on performance and/or such other factors as the Committee may determine, in its sole discretion;

	3.5	Determine whether, to what extent, and under what circumstances
Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of a participant, including providing for and determining the amount (if any) of deemed earnings on any deferred amount during any deferral period;

	3.6	Adopt, alter, and repeal such administrative rules, guidelines, and practices governing this Plan as it shall, from time to time, deem advisable;

	3.7	Interpret the terms and provisions of this Plan and any award issued under this Plan (and any agreements relating  thereto); and

	3.8	Otherwise supervise the administration of this Plan.

	All decisions made by the Committee pursuant to the provisions of this Plan shall be final and binding on all persons, including the Company and participants in this Plan.

4.	STOCK SUBJECT TO PLAN.

	The total number of shares of Stock reserved and available for distribution under this Plan shall be 2,000,000. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares of Stock that have been optioned cease to be subject to option, or if any shares subject to any Restricted Stock or Deferred Stock award granted hereunder are forfeited or such award otherwise terminates, those shares shall again be available for distribution in connection with future awards under this Plan.

	In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under this Plan, in the number and option price of shares subject to outstanding Stock Options and Director Stock Options granted under this Plan, and in the number of shares subject to Restricted Stock or Deferred Stock awards granted under this Plan, in such manner as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option.

5.	ELIGIBILITY.

	5.1	Officers, other employees and consultants of the Company, its
Subsidiaries or its Affiliates (but excluding members of the Committee and any person who serves only as a director) who are responsible for or contribute to the management, growth, and/or profitability of the business of the Company, its Subsidiaries, or its Affiliates are eligible to be granted Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock awards.

	5.2	Directors of the Company (other than directors who are also
officers or employees of the Company, its Subsidiaries or its Affiliates) are eligible to be granted Director Stock Options pursuant to Section 7 of the Plan.

	5.3	Except as set forth in Section 7 of the Plan, the optionees and participants under this Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of shares covered by each award or grant to an optionee or participant.

6.	STOCK OPTIONS FOR EMPLOYEES AND CONSULTANTS.

	Stock Options may be granted either alone or in addition to other awards granted under this Plan. Any Stock Option granted under this Plan shall be in such form as the Committee from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each optionee.

	The Stock Options granted under this Plan may be of two types: (i) Incentive Stock Options, or (ii) Non-Qualified Stock Options. The Committee shall have the authority to grant any optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights) except that Incentive Stock Options shall not be granted to employees of an Affiliate. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option.

	Anything in this Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended, or altered, nor shall any discretion or authority granted under this Plan be so exercised, so as to disqualify either this Plan or any Incentive Stock Option under Code Section 422. Notwithstanding the foregoing, in the event an optionee voluntarily disqualifies an option as an Incentive Stock Option within the meaning of Code Section 422, the Committee may, but shall not be obligated to, make such additional grants, awards, or bonuses as the Committee shall deem appropriate, to reflect the tax savings to the Company which results from such disqualification.

	Stock Options granted under this Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

	6.1	Option Price.	The option price per share of Stock purchasable
under a Stock Option shall be determined by the Committee at the time of grant but shall not be less than 100% of the Fair Market Value of the Stock on the date of the grant of the Incentive Stock Option and not less than 80% of the Fair Market Value on the date of the grant of the Non-Qualified Stock Options.

	6.2	Option Term.	The term of each Stock Option shall be fixed by
the Committee, but no Incentive Stock Option shall be exercisable later than 10 years after the date such Incentive Stock Option is granted and no Non-Qualified Stock Option shall be exercisable later than 10 years and two days after the date such Non-Qualified Stock Option is granted.

	6.3	Exercisability.	  Subject to Section 6.10 with respect to
Incentive Stock Options, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the date of grant; provided, however, that, except as provided in Sections 6.6, 6.7, and 6.8, unless otherwise determined by the Committee at grant, no Stock Option shall be exercisable prior to the first anniversary date of the granting of the option. If the Committee provides, in its discretion, that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time in whole or in part based on performance and/or such other factors as the Committee may determine in its sole discretion.

	6.4	Method of Exercise.	Stock  Options may be exercised  in
whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument or mode of payment as may be acceptable to the Committee. As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the form of unrestricted Stock already owned by the optionee or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock or Deferred Stock subject to an award hereunder (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised, as determined by the Committee). If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock or Deferred Stock, the shares received upon the exercise of such Stock Option shall be restricted or deferred, as the case may be, in accordance with the original term of the Restricted Stock award or Deferred Stock award in question, equal to the number of shares of Restricted Stock or Deferred Stock surrendered upon the exercise of that option. No shares of unrestricted Stock shall be issued until full payment therefor has been made. An optionee shall have the right to dividends or other rights of a stockholder with respect to shares subject to the option when the optionee has given written notice of exercise and has paid in full for those shares.

	6.5	Non-transferability of Options.  No Stock Option shall be
transferable by the optionee otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.

	6.6	Termination by Death.   Unless otherwise determined by the
Committee at grant, if an optionee's employment with the Company, any Subsidiary, and any Affiliate terminates by reason of his death, the Stock Option may thereafter be exercised, to the extent then exercisable (or on such accelerated basis as the Committee shall determine at or after grant), by the legal representative of the estate or by the legatee of the optionee under the will of the optionee or by the heir of the optionee under the laws of descent and distribution, for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

	6.7	Termination by Reason of Disability.	 Unless otherwise
determined by the Committee at grant, if an optionee's employment with the Company, any Subsidiary and any Affiliate terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised to the extent it was exercisable at the time of termination due to Disability (or on such accelerated basis as the Committee shall determine at or after grant), but may not be exercised after one year from the date of such termination of employment or the expiration of the stated term or such Stock Option, whichever period is shorter; provided, however, that, if the optionee dies within such one-year period, any unexercised Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of three months from the date of such death or for the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code
Section 422, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.
	6.8	Termination by Reason of Retirement.  Unless otherwise
determined by the Committee at grant, if an optionee's employment with the Company, any Subsidiary and any Affiliate terminates by reason of Normal Retirement, any Stock Option held by such optionee may thereafter be exercised to the extent it was exercisable at the time of such Retirement (or on such accelerated basis as the Committee shall determine at or after grant), but may not be exercised after one year from the date of such termination of employment or the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that, if the optionee dies within such one-year period any unexercised Stock Option held by such optionee shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of three months from the date of such death or for the stated term of the Stock Option, whichever period is the shorter. Notwithstanding the foregoing, the tax treatment available pursuant to Section 422 of the Internal Revenue Code of 1986 upon the exercise of an Incentive Stock Option will not be available to an optionee who exercises any Incentive Stock Options more than
(i) 12 months after the date of termination of employment due to permanent disability or (ii) three months after the date of termination of employment due to retirement.

	6.9	Other Termination.	Unless otherwise determined by  the
Committee at grant, if an optionee's employment with the Company, any Subsidiary and any Affiliate terminates for any reason other than death, Disability or Normal Retirement, any Stock Option held by such optionee shall thereupon terminate, except that such Stock Option may be exercised for the lesser of three months from the date of termination or the balance of such Stock Option's term if the optionee's employment with the Company, any Subsidiary and any Affiliate is involuntarily terminated by the optionee's employer without Cause.

	6.10	Limit on Value of Incentive Stock Option First Exercisable
Annually. The aggregate Fair Market Value (determined at the time of grant) of the Stock for which "incentive stock options" within the meaning of Code
Section 422 are exercisable for the first time by an optionee during any calendar year under this Plan (and/or any other stock option plans of the Company, any Subsidiary and any Affiliate) shall not exceed $100,000.

7.	DIRECTOR STOCK OPTIONS.

	Director Stock Options granted under this Plan shall be Non-Qualified Stock Options which are not intended to be "incentive stock options" within the meaning of Code Section 422. Director Stock Options granted under this Plan shall be in such form as the Committee may from time to time approve, and the provisions of Director Stock Options need not be the same with respect to each optionee.

	Director Stock Options granted under the Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

	7.1	Option Price.	The option price per share of Stock purchasable
under a Director Stock Option shall be not less than 75% of the Fair Market Value of the Stock on the date of the grant of the Director Stock Option.
	7.2	Option Term. 	 Each Director Stock Option shall be exercisable
for 10 years and two days after the date such Director Stock Option is granted (subject to prior termination as hereinafter provided).

	7.3	Exercisability.	  Director Stock Options shall be exercisable at
such time or times and subject to such terms  and conditions as shall be
determined by the Committee at the date of grant.   If the Committee provides,
in its discretion, that any Director Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time in whole or in part based on performance and/or such other factors as the Committee may determine in its sole discretion; provided, however, that in the event of a "Change of Control" (as defined in Section 14 below), the value of all outstanding Director Stock Options that have been outstanding for at least six months shall be cashed out on the basis of the "Change of Control Price" (as defined in Section 14 below) as of the date the Change of Control occurs, and all Director Stock Options that have not been outstanding for at least six months shall be immediately exercisable.

	7.4	Method of Exercise.	Director Stock Options may be exercised
in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument or mode of payment as may, be acceptable to the Committee. Payment in full or in part may also be made in the form of Stock already owned by the optionee (based on the Fair Market value of the Stock on the date the option is exercised). No shares of Stock shall be issued until full payment therefor has been made. An optionee shall have the rights to dividends or other rights of a stockholder with respect to shares subject to the option when the optionee has given written notice of exercise and has paid in full for such shares.

	7.5	Non-transferability of Options.   No Director Stock Option shall
be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and all Director Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.

	7.6	Termination by Disability or Death.	 Upon an optionee's
termination of service as a director by reason of disability or death, any Director Stock Options held by such optionee may thereafter be immediately exercised by the optionee or, in the case of death, by the legal representative or the estate or by the legatee of the optionee under the will of the optionee, until the expiration of the stated term of such Director Stock Options.

	7.7	Other Termination.	Upon an optionee's termination of
service as a director with the Company for any reason other than disability or death, any Director Stock Options held by such optionee may thereafter be exercised, to the extent exercisable at termination, until the expiration of the stated term of such Director Stock Options.

8.	STOCK APPRECIATION RIGHTS.

	8.1	Grant and Exercise.	Stock Appreciation Rights may be granted
in conjunction  with all or part of any Stock Option granted under this Plan.
In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Non-Qualified Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Incentive Stock Option.

	A Stock Appreciation Right or applicable portion thereof granted with respect to a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise provided by the Committee at the time of grant, a Stock Appreciation Right granted with respect to less than the full number of shares covered by a related Stock Option shall only be reduced if and to the extent that the number of shares covered by the exercise or termination of the related Stock Option exceeds the number of shares not covered by the Stock Appreciation Right.

	A Stock Appreciation Right may be exercised by an optionee, in accordance with Section 8.2, by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the optionee shall be entitled to receive amount determined in the manner prescribed in Section 8.2. Stock Options having been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

	8.2	Terms and Conditions.   Stock Appreciation Rights shall be
subject to such terms and conditions, not inconsistent with the provisions of this Plan, as shall be determined from time to time by the Committee, including the following:

(a)	Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 6 and this Section; provided, however, that any Stock Appreciation Right granted subsequent to the grant of the related Stock Option shall not be exercisable during the first six months of the term of the Stock Appreciation Right, except that this additional limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of the six-month period.

(b)	Upon the exercise of a Stock Appreciation  Right, an optionee shall be entitled to receive up to, but not more than, an amount in cash or shares of Stock equal in value to the excess of the Fair Market Value of one share of Stock over the option price per share specified in the related Stock Option multiplied by the number of shares with respect to which the Stock Appreciation Right shall have been exercised, with the Committee having the sole and exclusive right to determine the form of payment.

(c)	Stock  Appreciation Rights shall be transferable only when and to the extent that the underlying Stock Option would be transferable under Section 6.5.

(d)	Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 4 on the number of shares of Stock to be issued under this Plan.

(e)	A Stock Appreciation Right granted in connection with an Incentive Stock
Option may be exercised only if and when the market price of the Stock subject to the Incentive Stock Option exceeds the exercise price of such Stock Option.

(f)	In  its sole discretion, the Committee may provide, at the time of grant of a Stock Appreciation Right under this Section, that such Stock Appreciation Right can be exercised only in the event of a "Change of Control" and/or a "Potential Change of Control" (as defined in Section 14).

(g)	The Committee, in its sole discretion, may also provide that, in the event of a "Change of Control" and/or a "Potential Change of Control" (as defined in Section 14), the amount to be paid upon the exercise of a Stock Appreciation Right shall be based on the "Change of Control Price" (as defined in Section 14).

9.	RESTRICTED STOCK.

9.1	Administration.   Shares of Restricted Stock may be issued either alone
or in addition to other awards granted under this Plan. The Committee shall determine the consultants, officers and key employees of the Company and its Subsidiaries and Affiliates to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price, if any, to be paid by the recipient of Restricted Stock (subject to Section 9.2, the time or times within which such awards may be subject to forfeiture, and all other conditions of the awards. The Committee may also condition the grant of Restricted Stock upon the attainment of specified performance goals, or such other criteria as the Committee may determine, in its sole discretion. The provisions of Restricted Stock awards need not be the same with respect to each recipient.

9.2	Awards and Certificates.  The prospective recipient of an award of shares of Restricted Stock shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award (a "Restricted Stock Award Agreement") and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the then applicable terms and conditions.

(a)	Awards of Restricted Stock must be accepted within a period of 90 days
(or such shorter period as the Committee may specify) after the award date by executing a Restricted Stock Award Agreement and paying whatever price, if any, is required.

(b)	Each participant who is awarded Restricted Stock shall be issued a stock certificate with respect to those shares of Restricted Stock. The certificate shall be registered in the name of the participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:
"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Progressive Telecommunications 2000 Equity Incentive Plan and a Restricted Stock Award Agreement entered into between the registered owner and Progressive Telecommunications Corporation. Copies of the Plan and the Agreement are on file in the offices of Progressive Telecommunications Corporation, 601 Cleveland Street, Suite 930, Clearwater, Florida 33755"

(c)	The Committee shall require that the stock certificates evidencing such shares will be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the participant shall have delivered a stock power to the Company, endorsed in blank, relating to the Stock covered by such award.

9.3	Restrictions and Conditions.	 The shares of Restricted Stock awarded
pursuant to this Section shall be subject to the following restrictions and conditions:

(a)	Subject to the provisions of this Plan and the Restricted Stock Award
Agreements, during such period as may be set by the Committee commencing on the grant date (the "Restriction Period"), the participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under this Plan. Within these limits, the Committee may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on performance and/or such other factors as the Committee may determine, in its sole discretion.

(b)	Except as provided in Section 9.3(a), the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to receive any dividends. Dividends paid in stock of the Company or stock received in connection with a stock split with respect to Restricted Stock shall be subject to the same restrictions as on such Restricted Stock. Certificates for shares of unrestricted Stock shall be delivered to the participant promptly after, and only after, the period of forfeiture shall expire without forfeiture in respect of such shares of Restricted Stock.

(c)	Subject to the provisions of the Restricted Stock Award Agreement and this Section, upon the participant's termination of employment for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the participant, and the participant shall only receive the amount, if any, paid by the participant for such forfeited Restricted Stock.

(d)	In the event of special hardship circumstances of a participant whose employment is involuntarily terminated (other than for Cause), the Committee may, in its sole discretion, waive in whole or in part any or all remaining restrictions with respect to such participant's shares of Restricted Stock.


10.	DEFERRED STOCK AWARDS.

10.1	Administration.   Deferred Stock may be awarded either alone or in
addition to other awards granted under this Plan. The Committee shall determine the consultants, officers and key employees of the Company, its Subsidiaries and Affiliates to whom, and the time or times at which, Deferred Stock shall be awarded, the number of shares of Deferred Stock to be awarded to any participant, the duration of the period (the "Deferral Period") during which, and the conditions under which, receipt of the Stock will be deferred and the terms and conditions of the award in addition to those set forth in Section
10.2. The Committee may also condition the grant of Deferred Stock upon the attainment of specified performance goals, or such other criteria as the Committee shall determine, in its sole discretion. The provisions of Deferred Stock awards need not be the same with respect to each recipient.

10.2	Terms and Conditions.  The shares of Deferred Stock awarded pursuant to this Section shall be subject to the  following terms and conditions:

(a)	Subject to the provisions of this Plan and the award agreement, Deferred
Stock awards may not be sold, assigned, transferred, pledged, or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or Elective Deferral Period, where applicable), share certificates shall be delivered to the participant, or his legal representative, in a number equal to the shares covered by the Deferred Stock award.

(b)	At the time of the award, the Committee may, in its sole discretion, determine that amounts equal to any dividends declared during the Deferral Period with respect to the number of shares covered by a Deferred Stock award will be: (a) paid to the participant currently, (b) deferred and deemed to be reinvested, or (c) forfeited because the participant has no rights with respect thereto.

(c)	Subject to the provisions of the award agreement and this Section, upon termination of employment for any reason during the Deferral Period for a given award, the Deferred Stock in question including any deferred and reinvested dividends thereon shall be forfeited by the participant.

(d)	Based on performance and/or such other criteria as the Committee may determine, the Committee may, at or after the grant, accelerate the vesting of all or any part of any Deferred Stock award and/or waive the deferral limitations for all or any part of such award.

(e)	In the event of special hardship circumstances of a participant whose employment is involuntarily terminated (other than for Cause), the Committee may, in its sole discretion, waive in whole or in part any or all of the remaining deferral limitations imposed hereunder with respect to any or all of the participant's Deferred Stock.

(f)	A participant may elect to defer further receipt of the award for a specified period or until a specified event (the "Elective Deferral Period"), subject in each case to the Committee's approval and to such terms as are determined by the Committee, all in its sole discretion. Subject to any exceptions adopted by the Committee, such election must be made at least six months prior to the completion of the Deferral Period for a Deferred Stock award (or for an installment of such an award).

(g)	Each  award shall be confirmed by, and subject  to  the terms of, a
Deferred Stock award agreement executed  by the Company and the participant.

11.	LOAN PROVISIONS.

	With the consent of the Committee, the Company may make, guarantee, or arrange for, a loan or loans to a Plan participant with respect to the exercise of any Stock Option granted under this Plan and/or with respect to the payment of the purchase price, if any, of any Restricted Stock awarded hereunder and/or with respect to the payment by optionee of any or all federal and/or state income taxes due on account of the granting or exercise of any stock option or other awards hereunder. The Committee shall have full authority to decide whether to make a loan or loans hereunder and to determine the amount, terms and provisions of any such loan or loans, including the interest rate to be charged in respect of any such loan or loans, whether the loan or loans are to be with or without recourse against the borrower, the terms on which the loan is to be repaid and the conditions, if any, under which the loan or loans may be forgiven.

12.	AMENDMENTS AND TERMINATION.

The Board may amend, alter, or discontinue this Plan, but no amendment, alteration, or discontinuation shall be made which would impair the right of an optionee or participant under a Stock Option, Director Stock Option, Stock Appreciation Right, Restricted Stock or Deferred Stock award theretofore granted, without the optionee's or participant's consent, or which without the approval of the stockholders would:

12.1	Except as expressly provided in this Plan, increase the total number of shares reserved for the purpose of this Plan;

12.2	Extend  the maximum option period under Section 6.2  or 7.2 of the Plan.

The Committee may amend the terms of any award or option (other than Director Stock Options) theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without his consent. The Committee may also substitute new Stock Options for previously granted Stock Options having higher option prices.




13.	UNFUNDED STATUS OF PLAN.

This Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or optionee by the Company, nothing set forth herein shall give any such participant or optionee any rights that are greater than those of an unsecured, general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Stock or payments in lieu of or with respect to awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of this Plan.

14.	CHANGE OF CONTROL.

The following acceleration and valuation provisions shall apply in the event of a "Change of Control" or "Potential Change of Control," as defined in this
Section:

14.1	In the event of a "Change of Control," as defined in Section 14.2, unless otherwise determined by the Committee or the Board in writing at or after grant, but prior to the occurrence of the Change of Control, or, if and to the extent so determined by the Committee or the Board in writing at or after grant (subject to any right of approval expressly reserved by the Committee or the Board at the time of such determination) in the event of a "Potential Change of Control," as defined in Section 14(c):

(a)	Any Stock Appreciation Rights outstanding for at least six (6) months and any Stock Options awarded under this Plan not previously exercisable and vested shall become fully exercisable and vested;

(b)	The restrictions and deferral limitations applicable to any Restricted
Stock 	and preferred Stock awards under this Plan shall lapse and such shares and awards shall be deemed fully vested; and

(c)	All  outstanding Stock Options, Stock Appreciation Rights, Restricted
Stock and Deferred Stock awards, shall, to the extent determined by the Committee at or after grant, be canceled and the holder thereof shall be paid in cash therefor on the basis of the "Change of Control Price" (as defined in Section 14.4) as of the date that the Change of Control occurs or Potential Change of Control is determined to have occurred, or such other date as the Committee may determine prior to the Change of Control or Potential Change of Control.

14.2	For Purposes of Section 14.2, a "Change of Control" means the happening of any of the following:

(a)	When any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, or any Company employee benefit plan, including its trustee) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 30 percent or more of the combined voting power of the Company's then outstanding securities;

(b)	The occurrence of any transaction or event relating to the Company required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A of the Commission under the Exchange Act;

(c)	The occurrence of a transaction requiring stockholder approval for the acquisition of the company by an entity other than the Company or a Subsidiary, through purchase of assets, or by merger, or otherwise;

(d)	The dissolution of the Company; or

(e)	The sale by the Company of substantially all of its assets.

14.3	For  purposes of Section 14.1, a "Potential Change of Control" means the happening of any of the following:

(a)	The entering into an agreement by the Company, the consummation of which would result in a Change of Control of the Company as defined in Section 14.2;

(b)	The adoption by the Board of Directors of a resolution to the effect that a Potential Change of Control of the Company has occurred for purposes of this Plan.

14.4	For purposes of this Section, "Change of Control Price" means the highest price based upon the Fair Market Value per share or the price paid or offered in any transaction related to a potential or actual Change of Control of the Company at any time during the preceding sixty day period as determined by the Committee, except that (i) in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, such price shall be based only on transactions reported for the date on which the Committee decides to cash out such options, and (ii) in the case of Director Stock Options, the sixty day period shall be the period immediately prior to the Change of Control.

15.	GENERAL PROVISIONS.

15.1	All  certificates for shares of Stock delivered under this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission or the National Association of Securities Dealers, Inc., any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.


15.2	Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan shall not confer upon any employee of the Company, any Subsidiary or any Affiliate, any right to continued employment (or, in the case of a director, continued retention as a director) with the Company, a Subsidiary or an Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company, a Subsidiary or an Affiliate to terminate the employment of any of its employees at any time.

15.3	Each participant shall, no later than the date as of which the value of an award first becomes includable in the gross income of the participant for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under this Plan shall be conditioned on such payment or arrangements and the Company (and, where applicable, its Subsidiaries and Affiliates) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant. If permitted by the Committee, a participant may irrevocably elect to have the withholding tax obligation or, in the case of all awards hereunder except Stock Options which have related Stock Appreciation Rights, if the Committee so determines, any additional tax obligation with respect to awards hereunder by
(a) having the Company withhold shares of Stock otherwise deliverable to the participant with respect to the award, or (b) delivering to the Company shares of unrestricted Stock; provided, however, that any such election shall be made either (i) during one of the "window" periods described in section (e) (3) (iii) of Rule 16b-3 promulgated under the Exchange Act, or (ii) at least six months prior to the date income is recognized with respect to the award.

15.4	At the time of grant or purchase, the Committee may provide in connection with any grant or purchase made under this Plan that the shares of Stock received as a result of such grant or purchase shall be subject to a right of first refusal, pursuant to which the participant shall be required to offer to the Company any shares that the participant wishes to sell, with the price being the then Fair Market Value of the Stock, subject to the provisions of
Section 14 and to such other terms and conditions as the Committee may specify at the time of grant.

15.5	No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to this Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

16.	EFFECTIVE DATE OF PLAN.

This Plan shall be effective on the date it is approved by a majority of the votes of stockholders either in writing or cast at a duly held stockholders' meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the Plan.

17.	TERM OF PLAN.

No Stock Option, Director Stock Option, Stock Appreciation Right, Restricted Stock or Deferred Stock award shall be granted pursuant to this Plan on or after February 28, 2010, but awards theretofore granted may extend beyond that date.



CERTIFICATION OF ADOPTION


I, ____________________, Secretary of Progressive Telecommunications Corporation, hereby certify that the foregoing is a true and correct copy of the 2000 Equity Incentive Plan of the Company as adopted by the Board of Directors of the Company at a special meeting held on __________________ and adopted by the holders of a majority of outstanding shares on___________________.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the Company this _________________, 2000.







                                James C. Watson, Secretary




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